Exhibit 10.1

Carin S. Knickel Vice President Human Resources 600 North Dairy Ashford Houston, TX 77079-1175 www.conocophillips.com

November 18, 2011

Mr. Matthew J. Fox

Dear Matt,

I am pleased to inform you of the terms of your employment offer that was approved by the Human Resources and Compensation Committee of the Board of Directors and our senior management. Your appointment as an officer of ConocoPhillips will require approval of the Board itself. The details of the offer are as follows:

From January 1, 2012, until the effective date of the repositioning of ConocoPhillips into two pure-play organizations:

Job Title:	Assistant to the CEO Designate
Salary:	$47,416/month
Location:	Houston

Upon the repositioning:

Job Title:	Executive Vice President
Salary:	$78,916/month
Location:	Houston

Salary and Incentive Award

Subsequent changes to your salary will be based on your performance and our compensation policy.

In addition to your base salary, you will be eligible to participate in the Variable Compensation Incentive Program (VCIP). This is an annual program, which if approved, could result in you receiving an award. The Human Resources and Compensation Committee generally approves the awards after the completion of the plan year. Individual awards are based upon company, unit, and/or individual performance. The awards can range from 0% to 250% of the target. Your target award while serving as Assistant to the CEO Designate will be 80% of your eligible earnings paid during the year, and your target award while serving as Executive Vice President will be 94% of your eligible earnings paid during the year.

Executive Programs

In addition to your base salary and VCIP, starting January 1, 2012, you will be eligible to participate in the following executive level compensation programs:

Stock Option Program: This is an annual program, which if approved, could result in you receiving an award. The Human Resources and Compensation Committee generally approves the awards annually in February. While serving as Assistant to the CEO Designate, your target award base is 140% of your starting salary. While serving as Executive Vice President, your target award base is expected to be 175% of your year-end base salary.

Exhibit 10.1

Performance Shares: This is a program where target awards are contingent shares of ConocoPhillips stock that are earned based on the Company’s performance over a three-year period, and approved awards will be paid out in restricted stock units, also known as performance share units. Awards may be adjusted further at the end of each period based on individual performance. While serving as Assistant to the CEO Designate, your target award for the next performance period, subject to the program rules, will be 140% of your starting salary. While serving as Executive Vice President, your target award for the next performance period, subject to program rules, will be 175% of your year-end base salary. You will receive pro-rata targets for Performance Periods VIII and IX, which run from 2010 – 2012 and 2011 – 2013, respectively.

Executive Severance Plan and Key Employee Change in Control Severance Plan: These plans provide severance benefits in the event of a company-initiated termination. In addition to cash payments and benefits continuation, eligible executives get favored “layoff” treatment with regard to outstanding equity awards.

Employee Benefits

You will be eligible to participate in the various ConocoPhillips employee benefit plans. A summary printout of the benefits package is enclosed for your review. In addition to eligibility in the employee benefits plans, I confirm the following additional benefits:

Executive Life Insurance: The company provides at no cost to you group term life insurance coverage equal to one times annual salary as basic life insurance protection. Also as an executive, we will provide you at no cost to you an additional one times your annual salary in further coverage. Under the company’s life insurance arrangements, you may also purchase up to an additional eight times your annual salary.

Vacation: With regard to vacation benefit, we confirm we will recognize your prior employer’s service and prior service with ConocoPhillips and you will be eligible for five (5) weeks (25 days) of vacation. Upon completion of 30 years total service you will be eligible for six (6) weeks (30 days) of vacation.

Make Up Grants

We recognize that you will be forfeiting certain items of compensation and benefits in order to become an employee of ConocoPhillips. Consequentially, we will also provide the following:

Cash: Upon completion of your first day at ConocoPhillips, you will receive a payment of $1,600,000, which will be treated as a bonus under our compensation systems, although it will not be included in pensionable earnings.

Restricted Stock Units Award: You will receive an award of restricted stock units, rather than a higher cash inducement bonus than described above. The number of units will be determined by dividing $4,400,000 by the Fair Market Value of ConocoPhillips stock on the date of your employment. With regard to one-half of these units, the restrictions would lapse and the units vest at the end of four years of employment with ConocoPhillips. With regard to the balance of these units, the restrictions would lapse and the units vest at the end of five years of employment with ConocoPhillips. These units will be settled on the vesting date. Settlement and distribution of the units can be further delayed if that is desired for tax planning purposes. The terms and conditions of the restricted stock units would be substantially as set forth in the attachment to this letter.

Relocation

You will have the option to relocate, and you will be reimbursed in the manner described under the ConocoPhillips Domestic Relocation Policy as if you were a current domestic ConocoPhillips employee. Please note that, as an experienced new hire, the loss on sale protection provision of the policy does not apply to you with regard to your relocation from your present residence. After reviewing the enclosed Relocation Policy and once you have accepted our offer, please contact the ConocoPhillips Relocation

Exhibit 10.1

Center at 1-800-267-7573 to begin your relocation process. Also, please note that the ConocoPhillips Relocation Center must be contacted prior to initiating any action in regard to Home Sale and House Hunting/Home Purchase and Structural/Mechanical Inspections.

Requirements for Employment

Our offer is contingent upon your successful completion of certain Pre-Placement Requirements, Export Control Compliance, and Employment Eligibility Verification. Failure to successfully complete or meet these requirements in the necessary timeframes may prevent you from being placed in or continuing to remain in your position.

Pre-Placement Requirements: You have already successfully completed the required Pre-Placement Medical Questionnaire, the Export Compliance Pre-Verification Form, and the Standard Drug Test for prohibited substances. After you have accepted our offer, you will receive several emails addressing other specific pre-placement requirements, including a Background Check. As mentioned above, this offer is contingent upon your successful completion of the pre-placement requirements. Please notify me if you have not received the above-mentioned emails within three days of offer acceptance.

Export Control Compliance: Upon reporting to work, you will be requested to present citizenship verification documents to confirm export control compliance. The documents must be original documents or certified copies specifying all valid citizenships. Should an export license be required, your employment will be conditioned upon issuance of such license. Please refer to the enclosed Export Control Compliance FAQ’s to answer any questions you may have about this requirement.

Employment Eligibility Verification: Under the provisions of the Immigration Reform and Control Act of 1986, your employer is required to have verification indicating you are authorized to work in the United States. You will be required to provide employment eligibility verification documents within three working days after the start of employment. More information about Employment Eligibility Verification is enclosed.

If you have any further questions about the contents of this offer, please contact me at 281-293-3250. I’m looking forward to working with you.

Sincerely,

/s/ Carin Knickel

Enclosures

Please sign below acknowledging your acceptance of the terms of employment with ConocoPhillips.

/s/ Matt Fox

November 18, 2011